Execution Version
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

OPUS GENETICS INC.
STOCK ISSUANCE AGREEMENT
This STOCK ISSUANCE AGREEMENT (this “Agreement”) is made this 23rd day of December, 2022, between Opus Genetics Inc., a Delaware corporation (the “Company”), and IVERIC bio Gene Therapy LLC, a Delaware limited liability company (“Iveric”).
BACKGROUND
A.Concurrently with the execution of this Agreement, Iveric is entering into an Asset Purchase Agreement with the Company dated of even date herewith (the “APA”), pursuant to which Iveric is transferring, and the Company is acquiring, the gene therapy product candidates known as IC-100 and IC-200 for the treatment of certain inherited retinal diseases; and
B.In partial consideration for the execution and delivery of the APA by Iveric, and subject to the terms and conditions of the APA, the Company has agreed to issue to Iveric shares of the Company’s capital stock in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.
1.Issuance of Shares.
(a)Issuance. In partial consideration for the execution and delivery of the APA by Iveric, the Company hereby agrees to issue to Iveric two million, six hundred thirty two thousand, seven hundred and twenty (2,632,720) shares (the “Purchased Shares”) of the Company’s Series Seed Preferred Stock, par value $0.00001 per share (“Series Seed Stock”), which will cause Iveric to own as of the date hereof shares of Series Seed Stock representing [**] percent ([**]%) of the outstanding shares of the capital stock of the Company on a fully diluted basis immediately after such issuance, on the terms and conditions as hereinafter set forth. The calculation of fully diluted outstanding shares of the capital stock of the Company shall reflect the total number of shares of the Company’s Common Stock (the “Common Stock”) outstanding (assuming full conversion and exercise of all outstanding securities convertible or exercisable, directly or indirectly, into Common Stock) and any shares of Common Stock issuable or reserved for issuance to employees, consultants or directors pursuant to a stock option plan, restricted stock plan, or other equity incentive plan but not subject to any outstanding grants.
(b)Closing. The issuance of the Purchased Shares shall occur concurrently with the execution and delivery of the APA at a closing (the “Closing”) to be held at a time and place agreed upon by the parties. At the Closing, Iveric shall deliver to the Company an executed copy of each of this Agreement and the APA (together, the “Transaction Documents”) and such other documents as the Company may reasonably require, including joinders or adoption agreements to each of the Investment Agreements (as defined below) and the Company shall deliver to Iveric a fully executed copy of each of the Transaction Documents, and such other documents as Iveric may reasonably require.
(c)Additional Issuances. If (i) at any time prior to receipt by the Company of aggregate gross proceeds of at least [**] USD ($[**]) pursuant to a Subsequent Financing Round (as defined in the APA) (the “Financing Threshold”), the Company issues any securities (other than the issuance of shares of Common Stock or options to acquire shares of Common Stock issued to employees, consultants or directors of, and in consideration for services to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Company’s Board of Directors) that would cause Iveric’s equity ownership percentage to drop below [**] percent ([**]%) of the Company’s issued and outstanding shares of capital stock on a fully diluted basis (including pursuant to a closing in a Subsequent Financing Round occurring prior to satisfaction of the Financing Threshold), then (ii) concurrently with the issuance of such securities (even if such issuance is more than [**] following the Effective Date (as defined in the APA)), the Company will issue to Iveric for no additional consideration such additional number of shares of Series Seed Stock of Opus (or, if such issuance is pursuant to a closing in a Subsequent Financing Round, the same class and series of stock of the Company issued to investors in such round) (the “Anti-Dilution Shares” and together with the Purchased Shares, the “Shares”) such that Iveric will after such issuance own [**] percent ([**]%) of the Company’s issued and outstanding shares on a fully diluted basis determined as set forth in Section 1(a). Upon the closing of the Subsequent Financing Round in which the Financing Threshold is satisfied and any closing of the Subsequent Financing occurring thereafter, Anti-Dilution Shares in the same class and series as the investors in such round will be issued by the Company to Iveric for no additional consideration such that Iveric will after such issuance own [**] percent ([**]%) of the Company’s issued and outstanding shares on a fully diluted basis determined as set forth in Section 1(a). The obligation of the Company to issue Anti-Dilution Shares and the right of Iveric to receive Anti-Dilution Shares pursuant to this Section 1(c) shall expire on the earliest to occur of (x) the later of (i) the date (which shall be no sooner than [**] after the Effective Date) following receipt by the Company of aggregate gross proceeds of at least [**] USD ($[**]) in one or more equity financing rounds occurring on or after the date hereof that do not constitute a Subsequent Financing Round and (ii) immediately after the last closing of the Subsequent Financing Round, (y) an Initial Public Offering (as defined in the APA) and (z) the closing of a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation, as then in effect). The Company shall not amend or change the definition of Deemed Liquidation Event to avoid is obligations under this Section 1(c). For avoidance of doubt, the number of Anti-Dilution Shares to be issued pursuant to this Section 1(c) shall be calculated based on the number of Company shares issued to Iveric, any Institution Licensor (as defined in the APA) to whom Iveric has transferred Company shares or directed Opus to issue Company shares pursuant to Section 3.2.3 of the APA and any other Person to whom Iveric has transferred Company shares. Iveric shall be a third-party beneficiary of all representations and warranties made by the Company in any purchase, subscription or similar agreement relating to the sale of capital stock in a Subsequent Financing Round.
(d)Authorization and Reservation of Securities. If there are insufficient authorized shares of capital stock of the Company in connection with any required issuance of Anti-Dilution Shares or to permit conversion of such Anti-Dilution Shares into shares of Common Stock or other securities of the Company, the Company shall take all corporate actions as are necessary to authorize a sufficient number of shares of Anti-Dilution Shares or Common

Stock or other securities to permit such conversion in full. Notwithstanding the foregoing, no later than the first closing of a Subsequent Financing Round, the Company will authorize a sufficient number of Anti-Dilution Shares required to be issued to Iveric in connection with such Subsequent Financing Round and shares of Common Stock or other securities to permit conversion of such Anti-Dilution Shares in full.
2.Shareholder Documents. Iveric agrees that the issuance of the Purchased Shares and Anti-Dilution Shares is subject to Iveric joining as an Investor (i) that certain Voting Agreement, dated as of [**], by and among the Company and the other parties thereto, as such may be amended, restated or modified from time to time (the “Voting Agreement”), (ii) that certain Investors’ Rights Agreement, dated as of [**], by and among the Company and the other parties thereto, as such may be amended, restated or modified from time to time (the “IRA”), and (iii) that certain Right of First Refusal and Co-Sale Agreement, dated as of [**], by and among the Company and the other parties thereto, as such may be amended, restated or modified from time to time (the “ROFR Agreement” and together with the Voting Agreement and the IRA, the “Investment Documents”). Notwithstanding anything to the contrary in the Transaction Documents, the Investment Documents or the Company’s Certificate of Incorporation or Bylaws, (a) Iveric shall not be obligated to purchase for cash any shares of Series Seed Stock or any shares of stock issuable to investors in a Subsequent Financing Round and no special mandatory conversion or similar mandatory conversion shall apply to the Shares in connection with any closing of the sale of Series Seed Stock or stock in a Subsequent Financing Round to other investors solely as a result of the obligations of the Company to issue Iveric the Anti-Dilution Shares set forth in this Agreement and (b) Iveric shall be considered, and shall have all of the rights of, a Major Investor pursuant to the IRA currently in effect and as in effect upon each closing of a Subsequent Financing Round.
3.Restrictive Legends.
(a)The certificates representing the Shares shall bear the following restrictive legends:
THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.
(b)Any legends required by the applicable securities or “blue sky” laws of any state or other jurisdiction.

(c)Any legends required by the Investment Documents and the Company’s Bylaws.

4.Representations of the Company. The Company hereby represents and warrants to Iveric as follows:
(a)Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.
(b)Capitalization. The capital stock the Company is authorized to issue, and the beneficial ownership of the shares of each class and series thereof and of the securities convertible, exercisable or exchangeable therefor that will be outstanding on a fully diluted basis upon consummation of the Closing, are as set forth on Exhibit A attached hereto. The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement, if applicable.
(c)Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.
(d)Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Transaction Documents and the transactions contemplated thereby, the performance of all obligations of the Company under the Transaction Documents, and the authorization, issuance and delivery of the Shares pursuant to this Agreement has been taken, except that additional board and stockholder approvals may be required to authorize the Anti-Dilution Shares. The Transaction Documents, when executed and delivered by the Company, and the Investment Documents constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the IRA may be limited by applicable federal or state securities laws. The (x) issuance and delivery of the Shares and the issuance and delivery of shares of Common Stock upon conversion of the Shares are not subject to any preemptive right of the stockholders of the Company and (y) issuance or delivery of the Shares will not result in any adjustment pursuant to any anti-dilution adjustment provision, in each case of (x) and (y), that has not been waived or, in the case of any preemptive right, complied with or to any right of first refusal or other right in favor of any person or entity that has not been waived or complied with.
(e)Valid Issuance of the Shares. The Shares, when issued and delivered in accordance with the terms of this Agreement, will be: duly and validly issued, fully paid and nonassessable; free of any liens, options, encumbrances, proxies, adverse claims or restrictions

(other than under the Investment Documents, the Company’s Bylaws, applicable state and federal securities laws and liens or encumbrances created by or imposed by Iveric); and, assuming the accuracy of Iveric’s representations in this Agreement at the time of each such issuance, issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Purchased Shares has been duly reserved for issuance, and the Common Stock issuable upon conversion of any Anti-Dilution Shares will, upon issuance of such Anti-Dilution Shares, be duly reserved for issuance. Upon issuance, the shares of Common Stock issuable upon conversion the Shares will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Investment Documents, applicable federal and state securities laws and liens or encumbrances created by or imposed by Iveric. Assuming the accuracy of Iveric’s representations in this Agreement at the time of each issuance of the Shares, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.
(f)Governmental Consents and Filings. Assuming the accuracy of Iveric’s representations in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner and amendments and/or restatements of the Company’s Certificate of Incorporation made in connection with the issuance of Anti-Dilution Shares and the Subsequent Financing Round.
(g)Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or any officer or director of the Company arising out of their employment or board relationship with the Company; (ii) that questions the validity of the Transaction Documents or the Investment Documents or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Documents; or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(h)Intellectual Property. The Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases as are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. No product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.
(i)Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Certificate of Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.
(j)Financial Statements and Material Liabilities. The Company has delivered to Iveric its [**] and for the fiscal year ended [**] (the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. The Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred after [**] (“Reference Date”) in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with GAAP.
(k)Changes. Since the Reference Date, there has not been, to the Company’s knowledge, any event or condition of any character, other than events affecting the economy or the Company’s industry generally, that would reasonably be expected to result in a Material Adverse Effect.
(l)Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
(m)Preclinical Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Company are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58, 312, and 812. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of the Company that have been furnished or made available to Iveric are accurate and complete. The Company is not aware of any studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of the Company, and the Company has not received any notices or correspondence from the U.S. Food and Drug Administration or any other governmental entity or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company.
(n)Corporate Documents. The Certificate of Incorporation and Bylaws of the Company and each of the Investment Documents in effect as of the date of this Agreement are in the form provided to Iveric.
5.Representations of Iveric. Iveric represents and warrants to the Company as follows:
(a)Iveric has full power and authority to enter into the Transaction Documents, as applicable. Each of the Transaction Documents, when executed and delivered by Iveric, will constitute the valid and legally binding obligation of Iveric enforceable in accordance with its terms; except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.
(b)Iveric is acquiring the Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act, or any rule or regulation under the Securities Act of 1933, as amended, including the regulations promulgated thereunder (the “Securities Act”). By executing this Agreement, Iveric further represents that Iveric does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. Iveric has not been formed for the specific purpose of acquiring the Shares.
(c)Iveric has had such opportunity as it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of holding shares in the Company.
(d)Iveric has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Shares and to make an informed decision with respect to such acquisition.
(e)Iveric can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.
(f)Iveric understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Iveric’s representations as expressed herein. Iveric understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Iveric must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Iveric acknowledges that the Company has no obligation to register or qualify the Shares for resale, except as set forth in the IRA. Iveric further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of Iveric’s control, and which the Company is under no obligation and may not be able to satisfy. Iveric is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(g)Iveric understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.
6.Covenants of Iveric.
(a)Iveric acknowledges and agrees that any sale, pledge, mortgage, hypothecation, encumbrance or disposition of the Shares shall be subject to the restrictions set forth in the Investment Documents and the Company’s Bylaws; provided, however, that Iveric shall be permitted to satisfy its obligations pursuant to its Loan and Security Agreement with Hercules Capital, Inc. and Silicon Valley Bank dated July 26, 2022, as such may be amended, restated or modified from time to time, or any other credit or loan agreement with substantially similar obligations (the “Iveric Loan Agreement”) and pursuant to the ancillary documents entered into in connection with the Iveric Loan Agreement (together with the Iveric Loan Agreement, the “Iveric Loan Documents”), and, to the extent required under the Investment Documents and the Company’s Bylaws, the Company consents to the pledge of the Shares by Iveric and the exercise by the Agent and the Lenders of their rights with respect thereto under the Iveric Loan Documents.
(b)The covenants set forth in Sections 6(a) shall terminate and be of no further force or effect (i) immediately before the consummation of an Initial Public Offering or (ii) upon the closing of a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation, as then in effect), whichever event occurs first.
7.Taxes.
(a)Iveric has reviewed with Iveric’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. Iveric is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Iveric understands that Iveric (and not the Company) shall be responsible for Iveric’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.
8.Miscellaneous.

(a)Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that the parties hereto shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.
(b)Severability. Whenever possible, each term and provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable Laws, but, if any term or provision of this Agreement is held to be invalid or unenforceable under applicable Laws, such term or provision will be invalid and ineffective only to the extent of such invalidity or unenforceability, without invalidating or making unenforceable the remainder of this Agreement. In the event of such invalidity or unenforceability, the Parties will use reasonable efforts to seek and agree on an alternative valid and enforceable provision that preserves the original purpose and intent of the Agreement.
(c)Survival. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made, the issuance of the Shares and any disposition of the Shares.
(d)Waiver. No waiver of any default hereunder by either party hereto or any failure to enforce, or delay in enforcing, any rights hereunder will be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.
(e)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Iveric and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in this Agreement and the Investment Documents.
(f)Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given in the manner and at the time as set forth in Section 9.5 of the APA.
(g)Headings; Rules of Construction. Headings are inserted for convenience and will not affect the meaning or interpretation of this Agreement. Each party hereto agrees that this Agreement will be interpreted without regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted. Except as otherwise explicitly specified to the contrary in this Agreement: (a) the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof; (b) references to a section or Exhibit means a section of, or Exhibit to, this Agreement; (c) definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender; (d) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; (e) references to a rule, statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time; (f) references to a particular governmental authority include any successor agency or body to such governmental authority; and (g) unless the context clearly requires otherwise, when used herein “or” will not be exclusive (i.e., “or” will mean “and/or”).
(h)Entire Agreement. This Agreement, the APA and the Investment Documents constitute the entire agreement between the parties hereto and will cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter hereof.
(i)Amendment. Any amendment or modification to this Agreement will only be made in writing and will only be valid when signed by each of the parties hereto. No term or provision of this Agreement, including the parties’ respective obligations, may be waived except by a writing signed by the party against which such waiver is sought to be enforced.
(j)Governing Law. This Agreement and any obligations arising out of or in connection with it will be governed by and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles thereof.
(k)Counterparts; Electronic Copy. This Agreement may be executed in more than one (1) counterpart (including by electronic transmission), each of which will be deemed an original, but all of such counterparts taken together will constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Opus Genetics Inc.

By: /s/ Ben Yerxa
Name: Ben Yerxa
Title: CEO

Address:    8 Davis Drive
    Durham, NC 27709

IVERIC bio Gene Therapy LLC

By: /s/ Tony Gigney
Name: Tony Gibney
Title: Chief Business and Strategy Officer

Address:    8 Sylvan Way
    Parsippany, New Jersey
    07054

[Signature Page to Stock Issuance Agreement]